Exhibit 10.29
FERGUSON ENTERPRISES. INC.
EXECUTIVE RETIREMENT PLAN III

FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN III
Ferguson Enterprises, Inc., a Virginia corporation (the “Company”), hereby establishes the Ferguson Enterprises, Inc. Executive Retirement Plan III (the “Plan”), effective January 1, 2016 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”
ARTICLE I
DEFINITIONS
1.1    “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.
1.2    “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received front the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
1.3    “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.
1.4    “Board” shall mean the Board of Directors of the Company.
1.5    “Bonus(es)” shall mean amounts paid to the Participant by the Company in the form of discretionary or annual incentive compensation or any other bonus designated by the Committee, prior to reduction for any deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
1.6    “Change in Control” shall mean the occurrence of a “change in the ownership,”
a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.
In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. §1.409A-

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3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3).
In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:
(a)    A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.
(b)    A “change in the effective control” of the applicable corporation shall occur on either of the following dates:
(i)The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or
(ii)The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.
(c)    A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more

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than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A3 (i)(5)(vii)(B).
1.7    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
1.8    “Committee” shall mean the Retirement Plan Committee appointed by the Board to administer the Plan in accordance with Article 9.
1.9    “Company Contributions” shall mean the contributions made by an Employer pursuant to Section 3.3, which may consist of SERP Contributions, Company Matching Contributions and/or Discretionary Company Contributions.
1.10 “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.
1.11 “Company Matching Contributions” shall mean the contributions credited to a Participant’s Account to match the Participant’s deferrals in accordance with Section 3.3.
1.12 “Compensation” shall mean the total amount of Base Salary and Bonus received by an Eligible Executive from his or her Employer during the Plan Year.
1.13 “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance that are based on the Funds made available by the Committee pursuant to Section 3.4 of the Plan.
1.14 “Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1
1.15 “Deferrable Compensation” shall mean all amounts eligible for deferral into this Plan for a particular Plan Year under Section 3.1.
1.16 “Disability” or “Disabled” shall mean (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be

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expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.
1.17 “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.
1.18 “Eligible Executive” shall mean a highly compensated or management level employee of an Employer selected by the Committee to be eligible to participate in the Plan.
1.19 “Employer(s)” shall be defined as follows:
(a)Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.
(b)For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:
(1)The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and
(2)All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
1.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
1.21 “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B))

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of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.
1.22 “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.4 of the Plan.
1.23 “Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.6 to a Participant who has suffered a Financial Hardship.
1.24 “Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article 2.
1.25 “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Deferrable Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
1.26 “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence. Unless otherwise specified, the Payment Date shall be the first day of the calendar quarter commencing after the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the calendar quarter in which the event triggering the payout occurs. Subsequent installments, if any, shall be made in January of each Plan Year following the Plan Year in which the Payment Date occurs, and shall be calculated as of the last business day of the December preceding such installment. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death. The Payment Date of a Scheduled Distribution shall be January of the Plan Year in which the distribution is scheduled to commence, and the applicable amount shall be calculated as of the last business day of the preceding December. The Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee.
Notwithstanding the foregoing, to the extent required by Code Section 409A, payments triggered by the Separation from Service of a Participant who is determined to be a Specified Employee at the time of such Separation from Service shall commence as of the first day of the calendar quarter that begins at least six (6) months following the Separation from Service. Subsequent installments, if any, shall be distributed in January of each Plan Year following the Plan Year in which the initial installment payment occurs.

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1.27 “Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).
1.28 “Plan Year” shall mean the calendar year.
1.29 “Qualified Plan” shall mean the Ferguson Enterprises, Inc. 401(k) Retirement Savings Plan, as amended from time to time, or such other Company sponsored qualified pension plan as may be designated by the Committee.
1.30 “Qualified Plan Compensation” for purposes of determining Company Matching Contributions under Section 3.3 means the amount of each Participant’s Compensation up to the adjusted limitation under Code Section 401(a)(17) in effect for the applicable Plan Year.
1.31 “Retirement” shall mean a Participant’s Separation from Service after having attained age fifty-five (55).
1.32 “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts, including notional earnings thereon, as provided under Section 6.5.
1.33 “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(a)    For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either (i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).
If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or

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by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
(b)For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.
(c)For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.
Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a member of the Board, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a member of the Board shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.
1.34 “SERP Compensation” shall mean for purposes of determining SERP Contributions under Section 3.3(a), the amount of each Participant’s Compensation in excess of Qualified Plan Compensation in effect for the applicable Plan Year.
1.35 “SERP Contributions” shall mean all amounts credited to a Participant’s Account either (a) based on the Participant’s SERP Compensation pursuant to Section 3.3(a)(i) or (b) as a discretionary contribution pursuant to Section 3.3(a)(ii).
1.36 “Specified Employee” shall mean a Participant who, as of the date of the Participant’s separation from service, is a key employee of an Employer if any of the Employer’s stock is publicly traded on an established securities market or otherwise. Whether any stock of the

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Employer is publicly traded on an established securities market or otherwise shall be determined as of the date of the Participant’s separation from service.
(a)Key Employee. A Participant is a “key employee” if the Participant meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) with respect to an Employer at any time during the 12-month period ending on a Specified Employee Identification Date. If the Participant is a key employee of a Specified Employee Identification Date, the Participant is treated as key employee for purposes of the Plan for the entire 12-month period beginning on the Specified Employee Effective Date.
(b)Specified Employee Identification Date and Effective Date. Unless another date is designated by the Committee in accordance with the regulations under Code section 409A, the Specified Employee Identification Date is December 31 and the Specified Employee Effective Date is April 1. Notwithstanding the preceding sentence, the Specified Employee Effective Date may not be later than the first day of the fourth month following the Specified Employee Identification Date. The Committee may designate any other date as the Specified Employee Identification Date, provided that the Employer must use the same Specified Employee Identification Date and Specified Employee Effective Date with respect to all nonqualified deferred compensation plans, and any change to the Specified Employee Identification Date or the Specified Employee Effective Date may not be effective for a period of at least 12 months.
(c)Compensation. For purposes of identifying a Specified Employee by applying the requirements for a “key employee” as described in (a) above, the definition of compensation under § 1.415(c)-2(a) of the Treasury Regulations shall be used, without regard to any safe harbor provided in § 1.415(c)-2(d), the special timing rules provided in § 1.415(c)-2(e), and the special rules provided in § 1.415(c)-2(g). Notwithstanding the foregoing, the Committee may elect to use any available definition of compensation under section 415 of the Code and the regulations thereunder, including any available safe harbor and any available election under the timing rules or special rules, provided that the definition is applied consistently to all employees of the Employer for purposes of identifying Specified Employees.
(d)Corporate Transactions. In the event of a corporate transaction, the following rules shall apply for purposes of identifying Specified Employees:
(e)    Mergers and acquisitions of public service recipients. If as a result of a corporate transaction, two or more separate service recipients, more than one of which has stock outstanding that is publicly traded on an established securities market or otherwise immediately before the transaction, become one employer (as defined in section 414(b) or (c) of the Code), any stock of which is publicly traded on an established securities market or otherwise immediately after the transaction (“resulting public service recipient”), the resulting public service recipient’s next specified employee identification date and specified employee effective date following the corporate transaction are the specified employee identification date and specified employee effective date that the acquiring service recipient (as defined in section 1.409A-1(i)(6)(i) of the regulations) would have been required to use absent such transaction.

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For the period between the date of the transaction and the next specified employee effective date, the list of specified employees of the resulting public service recipient is determined by combining the lists of specified employees of all service recipients participating in the transaction that were in effect at the date of the corporate transaction, ranking such specified employees in order of the amount of compensation as defined in paragraph (d) above, and treating the top fifty (50) of such specified employees, plus any employees described in section 416(i)(1)(ii) or section 416(i)(1)(iii) and the regulations thereunder who are not included in such top fifty specified employees, as the specified employees for the period between the corporate transaction and the next specified employee effective date. Alternatively, the resulting service recipient may elect to use any reasonable method to determine the specified employees of the resulting service recipient, provided that such method is adopted no later than 90 days after the corporate transaction and applied prospectively from the date the method is adopted.
(2)Mergers and acquisitions of nonpublic service recipients. If as part of a corporate transaction a service recipient that does not have outstanding stock that is publicly traded on an established securities market or otherwise immediately before the transaction (“initial private service recipient”), and a service recipient with stock outstanding that is publicly traded on an established securities market or otherwise immediately before the transaction (“initial public service recipient”), become a resulting public service recipient, the resulting public service recipient’s next specified employee identification date and specified employee effective date following the corporate transaction are the specified employee identification date and specified employee effective date that the initial public service recipient would have been required to use absent such transaction.
For the period after the date of the corporate transaction and before the next specified employee effective date, the specified employees of the initial public service recipient immediately before the transaction continue to be the specified employees of the resulting public service recipient, and no service providers of the initial private service recipient are required to be treated as specified employees.
(3)Spinoffs. If as part of a corporate transaction, an initial public service recipient becomes two or more separate service recipients, each with stock outstanding that is publicly traded on an established securities market or otherwise immediately after the transaction (“post-transaction public service recipients”), the next specified employee identification date of each of the post-transaction public service recipients is the specified employee identification date that the initial public service recipient would have been required to use absent such transaction. For the period after the date of the corporate transaction and before the next specified employee effective date, the specified employees of the initial public service recipient immediately before the transaction continue to be the specified employees of the post-transaction public service recipients.
(4)Public offerings and other corporate transactions. If as part of an initial public offering or corporate transaction not described in subparagraph (2) or (3) above, an initial private service recipient becomes one or more post-transaction public service recipients, then each post-transaction public service recipient has a specified employee identification date of December 31 and a specified employee effective date of April 1, effective retroactively to the December 31 and April 1 next preceding the offering or other transaction for purposes of

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identifying the specified employees between the corporation transaction and the next December 31.
Alternatively, a post-transaction public service recipient may elect a specified employee identification date and specified employee effective date on or before the date of the offering or other transaction. If a public service recipient makes such an election, for the period after the offering or other transaction and before the next specified employee effective date, the specified employees of the post-transaction public service recipient consist of the service providers that at the time of the offering or other transaction would have been classified as specified employees of the initial private service recipient, had the initial private service recipient elected the same specified employee identification date and specified employee effective date as selected by the post-transaction public service recipient, and had such initial private service recipient had stock publicly traded on an established securities market or otherwise as of the specified employee identification date preceding the transaction.
1.37 “Termination of Service” shall mean a Participant’s Separation from Service that does not qualify as a Retirement.
1.38 “Vesting Date” shall mean the earliest date upon which any portion of a Participant’s SERP Contributions is no longer subject to forfeiture pursuant to the provisions of Section 3.3(a)(iii) (that is, the Participant’s SERP Contributions vest and become non-forfeitable in any percentage or increment).
1.39 “Years of Service” shall mean the number of 12-month periods of continuous employment with the Participant’s Employer (or, if more than one, Employers) completed by the Participant between the Participant’s date of hire and date of termination of employment, calculated with reference to the Participant’s original date of hire by an Employer and anniversaries thereof; provided, however, that any Participant employed by a business organization or unit acquired by an Employer (“Predecessor Employer”) who was employed by such Predecessor Employer on the date of such acquisition shall receive vesting credit under the Plan for all service such Participant completed for such Predecessor Employer prior to its acquisition by an Employer, calculated with reference to the Participant’s original date of hire by the Predecessor Employer and anniversaries thereof.
ARTICLE II
PARTICIPATION
2.1    Enrollment Requirements; Commencement of Participation
(a)The Committee. shall select the Eligible Executives eligible to participate in the Plan. The Committee may select Eligible Executives for participation in its sole discretion and shall not be required to offer participation to any employee.
(b)As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other

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documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
(c)Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.
(d)If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year.
ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS
    3.1    Elections to Defer Compensation. Elections to defer Deferrable Compensation shall take the form of a whole percentage of up to a maximum of:
(1)80% of Base Salary, and
(2)80% of Bonuses
The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the minimum and maximum deferral percentages for one or more types of Deferrable Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event shall the minimum and maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Deferrable Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.
    3.2    Timing of Deferral Elections; Effect of Participant Election(s).
(a)    General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Deferrable Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which such amounts will be earned.
Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such amounts by submitting new Participant Election(s) in accordance with Section 3.2(d) below.

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(b)Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Deferrable Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.
If a deferral election made in accordance with this Section 3.2(b) relates to amounts earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.
Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.
(c)Timing of Deferral Elections for Fiscal Year Compensation. In the event that the fiscal year of an Employer is different than the taxable year of a Participant, the Committee may determine that a deferral election may be made for “fiscal year compensation” (as defined below), by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than the last day of the Employer’s fiscal year immediately preceding the fiscal year in which the services related to such compensation will begin to be performed. For purposes of this Section, the term “fiscal year compensation” shall only include Bonuses relating to a service period coextensive with one or more consecutive fiscal years of the Employer, of which no • amount is paid or payable during the Employer’s fiscal year(s) that constitute the service period.
A deferral election made in accordance with this Section 3.2(c) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described in this Section 3.2(c) for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with 3.2(d) below.
(d)Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.
In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(d), the Participant must have performed services continuously from the later of (i) the beginning of the

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Executive Retirement Plan III
performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.
(e)    Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).
Any deferral election(s) made in accordance with this Section 3.2(e) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).
    (f)    Separate Deferral Elections for Each Plan Year. In order to defer Deferrable Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to each such Plan Year by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2).
3.3    Company Contributions.
(a)    SERP Contributions.
(i)SERP Compensation Mandatory Contribution. The Employer shall credit to the Participant’s Company Contribution Account in January of each Plan Year an amount equal to three and one-half percent (3.5%) of such Participant’s SERP Compensation, if any, for the preceding Plan Year. For avoidance of doubt, newly eligible Participants shall receive a SERP Compensation Mandatory Contribution based on their SERP Compensation, if any, for the preceding Plan Year, despite not being a Participant during such preceding Plan Year.
(ii)SERP Discretionary Contribution. In addition to the amount credited to Participants’ Company Contribution Accounts under Section 3.3(a)(i) above, an Employer’s board of directors may irrevocably declare, in writing, an additional amount, or formula for determining an additional amount, to be credited by the Employer to the Company Contribution Account of any Participant under this Plan for a Plan Year (each, a “SERP Discretionary Contribution”). In making its determinations hereunder, the Employer’s board of directors shall not be bound by the amount or formula declared for any previous Plan Year, but

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shall have full discretion to declare a higher or lower amount than that specified previously, and shall have discretion to establish varying amounts for different classes of, or for particular, Participants. Once the amount or formula for determining the amount to be credited to each Participant’s Company Contribution Account has been declared for a Plan Year, however, the Employer’s board of directors may not subsequently revoke or reduce such credits for any reason.
Notwithstanding anything in this Plan to the contrary, all SERP Discretionary Contributions credited to a Participant’s Company Contribution Account, together with earnings thereon, and whether otherwise vested or unvested, shall be forfeited if the Participant’s employment with the Employer terminates as a result of “gross misconduct”, as defined below. The term “gross misconduct”, as used herein, shall mean (A) the Participant’s conviction of any felony involving fraud, embezzlement, or misappropriation involving the Employer or (B) the Participant’s knowing and willful breach of a material policy of the Employer resulting in substantial harm to the Company.
(iii)    Vesting of SERP Contributions. SERP Contributions credited to a Participant’s Account shall vest and become non-forfeitable in the percentages corresponding to the first to occur of the applicable events described below:
Event    Vested Percentage
A.Change in Control related to the Participant’s Employer            100%
B.Death or Disability of Participant prior to Separation from Service        100%
C.Termination of Plan pursuant to Section 10.1                100%
D.Participant’s completion of the following numbers of Years of Service:
4 Years of Service     25%
8 Years of Service     50%
12 Years of Service     75%
15 or more Years of Service    100%
Effective as soon as reasonably practicable on or after the first day of the calendar quarter beginning after the Participant’s Vesting Date, the vested amount of such Participant’s SERP Contributions shall be deemed a vested Discretionary Company Contribution for the Plan Year in which such SERP Contribution was originally contributed to the Plan; such amounts shall be subject to the distribution election(s) applicable to the Plan Year in which such amounts were initially contributed to the Plan.
(b)    Company Matching Contributions. The Employer shall credit each Participant’s Company Contribution Account with a Company Matching Contribution equal to fifty percent (50%) of the Participant’s deferrals of Base Salary and/or Bonus for -the Plan Year; provided, however, that the amount credited to each Participant as a Company Matching Contribution shall not exceed two and one-half percent (2.5%) of the Participant’s Qualified Plan Compensation. Company Matching Contributions shall be credited to Participants’ Accounts on the last day of each month.

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(c)    Discretionary Company Contributions. In addition to the amount credited to Participants’ Accounts under Sections 3.3(a) and 3.3(b) above, an Employer’s board of directors may irrevocably declare, in writing, an additional vested amount, or formula for determining an additional vested amount, to be credited by the Employer to the Company Contribution Account of any Participant under this Plan for a Plan Year (each, a “Discretionary Company Contribution”). In making its determinations hereunder, the Employer’s board of directors shall not be bound by the amount or formula declared for any previous Plan Year, but shall have full discretion to declare a higher or lower amount than that specified previously, and shall have discretion to establish varying amounts for different classes of, or for particular, Participants. Once the amount or formula for determining the vested amount to be credited to each Participant’s Company Contribution Account has been declared for a Plan Year, however, the Employer’s board of directors may not subsequently revoke or reduce such credits for any reason.
3.4    Investment Elections.
(a)    Participant Designation. Except as otherwise provided below, at the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. Subject to the limitations herein, the Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this section, the Participant’s Account balance shall automatically be allocated into the lowest-risk Fund, as determined by the Committee in its sole discretion. A Participant may change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.
Prior to the Participant’s Vesting Date, SERP Contributions credited to the Participant’s Company Contribution Account shall be credited with earnings at the Crediting Rate equal to the then current rate for the “stable value fund” contained in the Qualified Plan (or if such fund does not exist, a comparable rate or fund established by the Committee).
Effective as soon as reasonably practicable on or after the first day of the calendar quarter beginning after the Participant’s Vesting Date, the vested amount of such Participant’s SERP Contributions shall be deemed a vested Discretionary Company Contribution for the Plan Year in which such SERP Contribution was originally contributed to the Plan and thereafter shall be credited with earnings or losses in accordance with the applicable Funds designated by the Participant in accordance with this Section.

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(b)    Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Funds shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Article IV. The Participant’s choice among the Funds shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Company and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.
3.5    Distribution Elections.
(a)Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the form of distribution of deferrals made pursuant to such election and any Company Contributions related to such Plan Year (together with any earnings credited thereon) for each of the alternatives specified in Sections 6.1(a), 6.2(a), 6.5(a), and, upon a Participant’s commencement of participation in this Plan, Section 6.7. Such distribution election for a given Plan Year shall relate solely to that Plan Year’s deferrals and Company Contributions. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals and Company Contributions in Plan Years beginning after the election is made, in accordance with the Participant Election forms.
(b)Modification of Election.    A distribution election with respect to
previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:
(1)the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
(2)in the case of payments made on account of Separation from Service or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
(3)in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.
For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A.

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ARTICLE IV
ACCOUNTS
4.1    Deferral Accounts. The Committee shall establish and maintain a Deferral
Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.4. A Participant’s Deferral Account shall be credited as follows:
(a)As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Deferrable Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to the Deferrable Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferral designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;
(b)Each business day, each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Crediting Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b); and
(c)In the event that a Participant elects for a given Plan Year’s deferral of Deferrable Compensation a Scheduled Distribution, all amounts attributed to the deferral for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Deferrable Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.
4.2    Company Contribution Account. The Committee shall establish and maintain a
Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund designated (or mandated, in the case of unvested SERP Contributions) pursuant to Section 3.4(a). A Participant’s Company Contribution Account shall be credited as follows:
(a)As soon as reasonably possible after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, designated (or mandated, in the case of unvested SERP Contributions) to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund; and
(b)Each business day, each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less

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any distributions valued as of the end of the prior day, by the Crediting Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b).
    4.3    Statement of Accounts. The Committee shall provide each Participant with electronic statements setting forth the Participant’s Account balance as of the end of each applicable period.
ARTICLE V
VESTING
    5.1    Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account.
    5.2    Vesting of Company Contribution Account.
(a)SERP Contributions shall be vested in accordance with Section 3.3(a)(iii).
(b)Except as may otherwise be communicated by the Employer, a Participant shall be vested at all times in Company Matching Contributions and Discretionary Company Contributions.
ARTICLE VI
DISTRIBUTIONS
    6.1    Retirement Distributions.
(a)Timing and Form of Retirement Distributions. Except as otherwise provided herein, in the event of a Participant’s Retirement, the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Retirement, unless the Participant has made an alternative benefit election on a timely basis to receive substantially equal annual installments over up to fifteen (15) years. In accordance with Section 3.5, a Participant may make a separate election for each Plan Year’s deferrals and Company Contributions as to the form of payment applicable upon Retirement.
(b)Small Benefit Exception. Notwithstanding any Retirement distribution election to the contrary, if at the time of the Participant’s Retirement the sum of the Participant’s Deferral Account and vested Company Contribution Account is less than or equal to one hundred thousand dollars ($100,000), the total Distributable Amount shall be paid in a lump sum on the applicable Payment Date.

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    6.2    Termination Distributions.
(a)Timing and Form of Termination Distributions. Except as otherwise provided herein, in the event of a Participant’s Termination of Service, the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Termination of Service, unless the Participant has made an alternative benefit election on a timely basis to receive substantially equal annual installments over up to fifteen (15) years. In accordance with Section 3.5, a Participant may make a separate election for each Plan Year’s deferrals and Company Contributions as to the form of payment applicable upon Termination of Service.
(b)Small Benefit Exception. Notwithstanding any Termination of Service distribution election to the contrary, if at the time of the Participant’s Termination of Service the sum of the Participant’s Deferral Account and vested Company Contribution Account is less than or equal to one hundred thousand dollars ($100,000), the total Distributable Amount shall be paid in a lump sum on the applicable Payment Date.
    6.3    Disability Distributions. Except as otherwise provided herein, in the event of a
Participant’s Disability prior to Separation from Service, the Distributable Amount credited to the Participant’s Deferral Account and vested Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Disability.
    6.4    Death Benefits. In the event that a Participant dies prior to complete distribution of his or her Accounts, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total Distributable Amount remaining in the Participant’s Deferral Account and Company Contribution Account in a lump sum on the Payment Date following the Participant’s death.
    6.5    Scheduled Distributions.
(a)    Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account and vested portion of the Company Contribution Account associated with a Plan Year. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount on the applicable Payment Date, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5 of the Plan. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to four (4) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.5. In the event all or a portion of the Company Contribution Account associated with a Plan Year is not vested by the Scheduled Distribution’s Payment Date for the lump sum, or the last annual installment if annual installments were elected by the Participant, then such unvested portion of the Company Contribution Account shall not be distributed under this Section 6.5 but rather shall be distributable in accordance with the first to

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occur of the Participant’s Retirement, Termination of Service, Disability or death under the applicable Sections of this Article VI; in the event of the Participant’s Retirement or Termination of Employment, such unvested portion of the Company Contribution Account shall be distributable at the time and in the form elected for the Plan Year in which such applicable portion of the Company Contribution Account was initially contributed to the Plan.
(b)    Relationship to Other Benefits. In the event that distribution of a Participant’s Accounts is triggered by the Participant’s Separation from Service, Disability, death or a Change in Control prior to complete distribution of a Scheduled Distribution, the amounts (or remaining amounts) subject to such Scheduled Distribution shall not be distributed under this Section 6.5, but rather shall be distributed in accordance with the other applicable Section of this Article VI.
6.6    Hardship Distributions:
(a)    Upon a finding that the Participant has suffered a Financial Hardship, in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:
(1)The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.
(2)Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
(3)The amount (if any) determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee.
(b)    In the event a Participant receives a hardship distribution under an Employer’s qualified 401(k) plan pursuant to Treas. Reg. §1.401(k)-1(d)(3), the Committee may (i) cancel the Participant’s current deferral elections under this Plan and/or (ii) preclude the Participant from submitting additional deferral elections pursuant to Article III, to the extent deemed necessary to comply with Treas. Reg. §1.401(k)-1(d)(3).

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    6.7    Change in Control. In the event that the Participant has made an irrevocable election upon commencement of participation in the Plan to receive a distribution upon the occurrence of a Change in Control, then upon a Change in Control the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account (or remaining Distributable Amount if the Change in Control occurs following commencement of installment payments) shall be paid to the Participant in a lump sum within sixty (60) days following the Change in Control. If a Participant does not make an irrevocable election upon commencement of participation in the Plan to receive a distribution upon a Change in Control, then such Participant’s Accounts shall remain in the Plan upon a Change in Control and shall be distributable under the other applicable provisions of this Plan.
ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS
    7.1    Beneficiaries.
(a)Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participants spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.
(b)Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate.
    7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

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    7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.
ARTICLE VIII
LEAVE OF ABSENCE
    8.1    Paid Leave of Absence. If a Participant is authorized by the Participant’s
Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.
    8.2    Unpaid Leave of Absence If a Participant is authorized by the Participant’s
Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above.
ARTICLE IX
ADMINISTRATION
    9.1    Plan Administration.
(a)    Committee. The administration of the Plan shall be under the supervision of the Committee. The Committee shall consist of three or more individuals appointed by and serving at the pleasure of the Board. The duties of the Committee shall be to designate Eligible Executives and to select the Funds to be offered to Participants. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. The Committee will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

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(i)To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;
(ii)To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
(iii)To decide all questions concerning the Plan (including the eligibility of any person to participate in the Plan);
(iv)To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and
(v)To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.
(b)Examination of Records. The Committee will make available to each Participant such of the Participant’s records under the -Plan as pertain to the Participant, for examination at reasonable times during normal business hours.
(c)Reliance on Reports and Certificates. In administering the Plan, the Committee will be entitled to the extent permitted by law to rely conclusively upon any information furnished by any Employer, Participant, Beneficiary, accountant, controller, attorney, actuary, consultant or other advisor, and any agent of the foregoing, as the case may be.
(d)Action by the Committee.
(i)Any action of the Committee shall be taken only upon the vote or the affirmative expression of a majority of the Committee members qualified to vote with respect to such action. If the members of the Committee qualified to vote on any question are unable to determine such question by a majority vote or other affirmative expressions, the question shall be determined by the Board.
(ii)Action of the Committee may be taken without a meeting of the Committee members; provided, however, that any action without a meeting shall be taken only upon the unanimous vote or affirmative expression of all the Committee members qualified to vote with respect to such action; such action must be evidenced by written documentation thereafter.
(iii)If a member of the Committee is a Participant, he shall not participate in any decision which solely affects his own Accounts.
(iv)The Committee shall, for purposes of administering the Plan, choose a secretary who shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any

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certificate or any other written direction on behalf of the Committee on all persons claiming benefits under the Plan.
(e)    Nondiscriminatory Exercise of Authority. Whenever, in the administration of the Plan, any discretionary action by the Committee is required, the Committee shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.
(f)    Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee (including any employee or former employee who formerly served as a member of the Committee) against all liabilities, damages, costs and expenses (including attorneys’ fees amounts paid in settlement of any claim approved by the Company) occasioned by any act or omission to act in connection with the Plan, except such liability or expense as may result from the employee’s own willful misconduct or gross negligence. No member of the Plan Committee hereunder shall be liable for any act or omission of another member of the Committee, except such liability as may result from his own willful misconduct or gross negligence.
    (g)    Compensation. The members of the Committee shall serve without bond and without compensation for their services as such. The expenses of the Committee properly incurred in the performance of its duties under the Plan shall be paid by the Company.
9.2    Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.
    9.3    Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair

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review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.
ARTICLE X
MISCELLANEOUS
10.1 Amendment or Termination.
(a)The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time and for any reason (including a change or impending change in the tax laws of the United States or any state) by resolution of the Board. All amendments shall be stated in a written instrument signed by an officer on behalf of the Company. No amendment or termination of the Plan shall have the effect of (i) canceling or reducing in any way the amounts, whether vested or unvested, previously credited to any Participant’s Account, including deemed earnings thereon, or (ii) amending the Company Matching Contribution provided in Section 3.3(b) with respect to Participant’s deferrals during the Plan Year in which such amendment is made. Termination of the Plan by the Company, other than as a result of a Change in Control, may only occur if (i) all substantially similar arrangements sponsored by all Employers which have adopted the Plan are terminated, so that the Participants in this Plan and all participants under substantially similar arrangements sponsored by all such Employers are required to receive all amounts of compensation deferred under the terminated arrangements within twenty-four (24) months of the date of termination of the arrangements and no earlier than twelve (12) months after the date of termination, and (ii) all other requirements under Code Section 409A and the regulations thereunder are satisfied.
    (b)    The board of directors of any Employer which has experienced a Change in Control may determine, at its sole discretion, to terminate the Plan as to its Participants, provided that if it chooses to do so, all substantially similar arrangements sponsored by the Employer experiencing the Change of Control must also be terminated. Such Employer’s board of directors’ determination to terminate the Plan as to its Participants shall be made no earlier than 30 days prior to the Change in Control and no later than 12 months after the Change in Control, and the termination shall be effective no earlier than the effective date of the Change in Control and no later than 12 months following the Change in Control. The Participants in the impacted Plans shall receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the Employer’s board of directors’ determination to terminate the Plan.

Ferguson Enterprises, Inc.
Executive Retirement Plan III
(c)Notwithstanding anything hereinabove to the contrary, upon and after a Change in Control with respect to the Company, no amendment may be made to (i) Section 10.1(b), concerning events following a Change in Control, (ii) the third paragraph of Section 10.2, concerning the obligation to irrevocably fund the Trust after a Change in Control Event or (iii) this Section 10.1, concerning amendment or termination of the Plan.
(d)Each Employer, other than the Company, may revoke its adoption of this Plan with respect to its employees upon action by such Employer’s board of directors, but no Employer, except the Company, shall have the right to otherwise amend (or terminate) the Plan in any respect, other than as provided under Section 10.1(b) above with respect to termination by an Employer following a Change in Control as to such Employer. Except as provided in Section 10.1(b) with respect to Change in Control, revocation of adoption of the Plan by an adopting Employer shall not constitute a distributable event. Notwithstanding anything hereinabove to the contrary, a corporate liquidation, dissolution or reorganization which results in one or more Participants transferring their employment without interruption from the Employer involved to another Employer shall not result in a distributable event for such Participants, unless such corporate transaction is a Change in Control.
10.2 Unsecured General Creditor; Informal Funding. All Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Participant’s Employer to pay the vested portion of the Participants’ Account balance in the future. Consequently, no Employer shall have any obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. All Participants and Beneficiaries shall be and remain general creditors of the Employer in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Participant, the Participant’s Beneficiary, or any other person claiming through the Participant, shall only have the contractual right to receive from the Employer the benefits specified in this Plan. The Employer’s obligation to pay the Participant the vested portion of the Participant’s Account balance shall be offset by any amounts paid from any Trust established by the Employer to facilitate the payment of benefits to the Participant or the Participant’s Beneficiaries.
The Employer reserves the absolute right at its sole discretion either to set aside funds to assist in fulfilling the obligations undertaken by this Plan or to refrain from so setting aside funds and to determine the extent, nature, and method of so setting aside funds. Should the Employer elect to make contributions to a Trust, through the purchase of life insurance, mutual funds, stocks, bonds, disability policies, annuities, or other properties, and the contribution of such properties to such Trust, the Employer reserves the absolute right, in its sole discretion, to terminate such contributions at any time, in whole or in part; provided, however, that no such termination of contributions to a Trust shall entitle the Employer to any reversion of assets from such Trust, other than in accordance with the terms and conditions of such Trust.
Notwithstanding anything hereinabove to the contrary, upon a Change in Control of an Employer, such Employer shall, as soon as possible, but in no event later than thirty (30) days following the Change in Control Event, make an irrevocable contribution to the Trust in an amount equal to the full amount credited to Accounts of such Employer’s Participants as of the day before the date on which the Change in Control occurred.

Ferguson Enterprises, Inc.
Executive Retirement Plan III
At no time shall any Participant be deemed to have any lien, right, title or interest in or to any specific investment of such Trust, if one exists, or to any assets of the Employer. No term or condition of this Plan shall be construed to create a fiduciary relationship between the Company, any Employer, the Committee, and any Participant or Beneficiary.
Each Employer shall be responsible for the payment of benefits to its Participants hereunder and shall share in the payment of such benefits (and may make contributions to any Trust established in connection with the Plan) in the proportion that the liabilities of such Employer’s Participants bear to the liabilities of all Participants under this Plan.
10.3 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
10.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
10.5 Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.
10.6 Binding Obligation of Employer and Any Successor in Interest. Each Employer expressly agrees that it shall not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person until such corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Employer under this Plan.

Ferguson Enterprises, Inc.
Executive Retirement Plan III
10.7 Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company.
10.8 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.
10.9 Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.
10.10 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.
10.11 No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.
10.12 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
10.13 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the

Ferguson Enterprises, Inc.
Executive Retirement Plan III
Company may be permitted by electronic communication according to specifications established by the Committee.
10.14 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof
10.15 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
10.16 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the Commonwealth of Virginia.
10.17 Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.
IN WITNESS WHEREOF, the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this ____day of ___________, 2015.
FERGUSON ENTERPRISES INC.
By: /s/ William Brundage
Name: William Brundage
Title: VP of Finance
Date: 12/15/15